EXHIBIT 5.03

AMENDMENT TO
AMENDED AND RESTATED BY-LAWS
OF WENDY’S/ARBY’S GROUP, INC.

Article III, Section 7 of the Amended and Restated By-Laws of Wendy’s/Arby’s Group, Inc. is hereby deleted in its entirety.